REAL ESTATE & PROPERTY MANAGEMENT

SCHLOSSSTR. 8A - CH-2560 NIDAU/BIEL - info@calderari-immo.ch - TEL. 032 331 31 51 - FAX 032 331 31 53

Exhibit 10.37

Tenancy Agreement

between

Einfache Gesellschaft Calderari & Schwab, Schloss-Strasse 8a, 2560 Nidau

Enzo Calderari, Neuenburgstrasse 36, 2505 Biel

Walter Schwab, Kirschbauweg 8, 2572 Mörigen

and

STAAR Surgical Ltd., Hauptstrasse 104, 2560 Nidau

1. Rental property

The tenant will take possession of the following facilities in the building at Hauptstrasse 104 in 2560 Nidau for the purpose of renting them:

On the ground floor: - 9002: Small warehouse (29 m2)

-9003: Small warehouse (29 m2)

-9005: Small warehouse (29 m2)

-9006: Big warehouse (102 m2)

-9007: Big warehouse (117 m2)

On the ground floor: -1001: Warehouse/production site (210 m2)

-1002: Warehouse/production site (210 m2)

-1003: Office/production site (210 m2)

On the 2nd floor: -1201: Office space (460 m2)

Parking deck: - 7020 -7026: 7 car parks

Ground floor car park: -8012-8014 and 8023-8033: 14 car parks

2. Start of tenancy:

The tenancy shall commence on 1 June 2019

3. Term of tenancy

There is a fixed-term tenancy of five years. This Tenancy Agreement can therefore be terminated by either contracting party as of 30 April 2024 at the very earliest, subject to six months’ notice.

The agreement may be terminated as of the end of any month by any contracting party subject to a 12-month notice period, with the first possible termination date being 30 April 2024.

3.1. Option right

The tenant shall have the right to extend the tenancy agreement once by five years under the current conditions. If the tenant wants to make use of this genuine extension option, the landlord must receive a written declaration to this effect from the tenant by no later than 30 April 2023.

4. Rent

The net rent amounts to CHF 18,918 per month.

On the ground floor:

-	9002: Small warehouse (29 m2) at CHF80: CHF2,320 p.y.
-	9003: Small warehouse (29 m2) at CHF80: CHF2,320 p.y.
-	9005: Small warehouse (29 m2) at CHF80: CHF2,320 p.y.
-	9006: Big warehouse (102 m2) at CHF80: CHF8,160 p.y.
-	9007: Big warehouse (117 m2) at CHF80: CHF9,360 p.y.

On the ground floor:

-	1001: Warehouse/production site (210 m2) at CHF170: CHF35,700 p.y.
-	1002: Warehouse/production site (210 m2) at CHF170: CHF35,700 p.y.
-	1003: Office/production site (210 m2) at CHF170: CHF35,700 p.y.

On the 2nd floor: -1201: Office space (460 m2) at CHF158: CHF73,600 p.y.

Parking deck: - 7020 -7026: 7 car parks at CHF100: CHF8,400 p.y.

Ground floor car park: -8012-8014 and 8023-8033: 14 car parks at CHF80: CHF 13,440

4.1.

The annual rent of CHF 227,020 shall remain unchanged for the first three years. With effect from 1 May 2022, irrespective of the fixed-term tenancy of this Agreement and at the request of either contracting party, the rent can be adjusted as of 1 January every year

The following applies as a basis for this: 2015 CPI: as amended in February 2019: 101.70 index points

4.2.	Ancillary costs

The instalments for heating and ancillary costs (heating, electricity use in common areas, the burner, water charges, waste water and waste disposal fees) for which the landlord issues an annual statement as of 30 April amount to CHF 1,400 per month. Said statement is issued based on the number of square metres rented.

5. Use of the rental property

5.1. The rental properties are rented out as storage, office and production facilities. The tenant undertakes to submit to the landlord any changes to the intended use for approval.

5.2.Maintenance

The tenant shall keep the property in a good, clean condition in accordance with Art. 259 of the Swiss Code of Obligations. Annual repairs which do not exceed the amount of CHF 500 per year shall be borne by the tenant.

If any damage to the rental property is visible, the tenant undertakes to keep the extent thereof to a minimum, be it through immediate measures at its own expense or by immediately notifying the landlord.

Repair work, minor finishing work, or required changes to the rental property and the entire building shall be put up with by the tenant without any entitlement on the part of the latter to make claims for damages.

5.3.Subletting

The tenant shall be entitled to sublet rooms. The landlord must be informed of any subletting.

5.4.Access to the rental property

The landlord shall have the right to enter the rental properties at any time for the purpose of protecting its interests, insofar as it provides advance notification.

6. Insurance

The tenant undertakes to obtain appropriate insurance cover at its own expense against theft, fire, explosion and water damage, as well as all risks associated with company operations, in particular tenant liability insurance, for its machines, equipment, furnishings, goods and all items which are located in the rented facilities.

The tenant shall bear the consequences of any non-compliance with this obligation, with complete exoneration of the landlord.

7. Company signage and lettering

7.1.Affixing and executing

The tenant may only affix company signage and lettering with the landlord’s consent in the designated location specified by the latter and subject to state and communal font regulations. Intended location: above salesroom.

7.2.Costs

The costs associated with new lettering or changes thereto shall be borne by the tenant. The tenant shall also be liable for the costs associated with restoring the property to its original condition in case of removal following a change of tenant.

8.Changes to the rental property 8.1. Approval

Any changes to the rental property shall only be permitted with the landlord’s express written consent.

9.	Returning the rental property
9.1.	Cleaning

The rental property shall be returned in a clean and tidy condition once the tenancy has ended.

9.2.	Damages

The tenant shall be liable for all damages which cannot be attributed to normal wear and tear. The tenant shall arrange for such damages to be rectified by the time this Tenancy Agreement ends.

10.	Special agreements

The tenant expressly takes note of the fact that in accordance with Art. 283 of the Debt Enforcement Bankruptcy Act / Art. 257 to 259 and 268 of the Swiss Code of Obligations, the landlords insist on asserting their legally guaranteed right of retention. Deadline for a retention request: 30 days after the written warning.

The tenant shall be given the right to make a note of this tenancy agreement in the land register at its own expense and for the full term of this agreement – and for the full term of the extension if this option is exercised.

This agreement is entirely subject to Swiss substantive law, with the exclusion of the conflict of laws (International Private Law Act).

The exclusive place of jurisdiction is Nidau. All disputes arising from or in conjunction with this agreement (including issues relating to its validity, binding effect, interpretation, performance or non-performance) shall be decided by the competent courts at the place of jurisdiction.

The tenants:	The landlord:
Staar Surgical Ltd.	Einfache Gesellschaft Calderari und Schwab

/s/ Philippe Subrin/s/ Enzo Calderari

/s/ Regina de Wilde/s/ Walter Schwab

Nidau, (date)

13/06/2019

Nidau, (date)18/06/2019